Exhibit 10.3

Great Plains Energy Incorporated
Long-Term Incentive Plan

Awards Standards and Performance Criteria
Effective as of January 1, 2018

Objective
The purpose of the Great Plains Energy Incorporated (“Great Plains Energy” or the “Company”) Amended Long‑Term Incentive Plan (the “Plan”) is to encourage officers and other key employees to acquire a proprietary and vested interest in the growth and performance of the Company; to generate an increased incentive to enhance the value of the Company for the benefit of its customers and shareholders; and to aid in the attraction and retention of the qualified individuals upon whom the Company’s success largely depends. The Plan provides equity incentives for the achievement of performance objectives over a multi‑year period.

Eligible employees include officers and other key employees of Great Plains Energy, Kansas City Power & Light Company (“KCP&L”), and KCP&L Greater Missouri Operations Company (“GMO”) (“participants”), as approved by the Compensation and Development Committee (“Committee”) of the Board of Directors of the Company.

Awards

Awards generally are recommended by the Committee and approved by the independent members of the Board of Directors and set as a percentage of the participant’s base salary. Percentages will vary based on level of responsibility, market data, and internal comparisons. Awards generally will be based on a dollar amount which will then be converted to shares of restricted stock, performance shares, or a combination of both, as determined by the independent members of the Board of Directors, using the Fair Market Value as of the grant date.

Performance Criteria

The amount of an individual participant’s performance share award will be determined based on performance against the specific objectives and performance levels approved by the independent members of the Board of Directors. Each participant will receive an award agreement including, among other things, the applicable objectives and performance levels. These objectives and performance levels will also be attached as an appendix to this document.

Payment and Awards

Time-based restricted stock will be payable in shares of Company common stock unless otherwise determined by the Committee. Dividends accrued on the restricted stock will be reinvested during the period under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan and will also be paid in stock at the end of the period. Restricted stock is issued in the name of the participant; consequently, the participant will have the right to vote the restricted stock during the period.

Performance shares will be settled in shares through delivery of a net number of shares after share withholding to satisfy all withholding tax obligations associated with both the performance share settlement and payment of all accrued cash dividend equivalents paid contemporaneously with the performance share settlement.

Earned performance share awards will be payable to each participant as soon as practicable after the end of the performance period, subject to Committee certification of performance. To the extent practicable, performance share payments shall occur during an “open window” period.

Additional Terms and Conditions

All awards will be subject to additional requirements and conditions, including, but not limited to, provisions relating to applicable tax withholding, potential recoupment of compensation in the event of financial error, accounting misstatements or accounting restatements, or any other requirements, terms or conditions set forth in the applicable award agreement.

Administration

The Committee has the full power and authority to administer, and interpret the provisions of, the Plan. The Committee has the power and authority to add, delete and modify the provisions of this document at any time. This document does not replace or change the provisions or terms of the Plan; in the event of conflicts between this document and the Plan, the Plan is controlling.

Adopted by the independent members of
the Board of Directors on February 13, 2018

By:    /s/ John J. Sherman
John J. Sherman
Chair, Compensation and Development Committee

2018-2020 Performance Criteria

Objective	Weighting (Percent)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)
Total Shareholder Return (TSR) versus EEI Index [1] (Interpolation applicable)	100%	30th Percentile	50th Percentile	70th Percentile	90th Percentile

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1TSR is compared to an industry peer group of the Edison Electric Institute (EEI) index of electric companies during the three-year measurement period. At the end of the three-year measurement period, the Company will assess its total shareholder return compared to the EEI index. Depending on the Company’s percentile rank, the executive will receive a percentage of the performance share grants. Interpolation will be used to determine payouts if percentile rank of relative total shareholder return falls between the percentile ranks shown.

Cap on Negative TSR: If actual TSR performance is negative, payout would be capped at Target (100%).